EXHIBIT 10.54

Amendment 1 To Lease

This Amendment 1, dated July 1, 2007, to that certain lease dated January 31, 1998 by and between Ernest J. Short & Son, Inc (Lessor) and Bowlin Travel Centers Inc, a Nevada corporation, as successor in interest to Bowlin Outdoor Advertising & Travel Centers Inc (Lessee), regarding the Premises referenced as the location of Separ Diesel truck stop off Exit 42 of Interstate 10, approximately 20 miles East of Lordsburg, New Mexico (Separ Lease).  (Lessor and Lessee together, referenced as the Parties).  This Amendment 1 is made in order to specify and document certain changes to the original terms and conditions of the Separ Lease.

Lessor and Lessee acknowledge the existence of that certain lease between Rex Kipp, Jr. and Bowlin Travel Centers Inc pertaining to property adjoining the Premises (CD Lease); and the Parties acknowledge that, Rex Kipp, Jr., as a principal owner of Lessor, along with Bowlin Travel Centers Inc, as Lessee for both the Separ Lease and CD Lease, each have a related interest in both leases.

Lessor and Lessee also acknowledge that the original terms of the Separ Lease were tailored for, and the result of, certain then existing circumstances and desires of both Lessor and Lessee; and the Parties agree that a portion of those circumstances and desires have now changed and that it is prudent to modify the terms and conditions for the Separ Lease to match the current circumstances and desires of the Parties.

Now, therefore the parties hereby agree that:

Effective Date:  This Amendment 1 shall be effective on February 1, 2008.

The following Amendments shall be made to the Separ Lease:

Section 2.  PREMISES:   Lessor and Lessee agree that all purchase and/or transfer of ownership of merchandise as referenced in this Section has been satisfactorily completed and no further such actions in those regards are required nor contemplated by this Amendment 1.

The Parties also agree that Lessor intends to give Lessee use and control of the land at the specified location, subject to any conditions or restrictions specified by the Lease and this Amendment 1, and that for proper clarification, Section 2 shall be modified as follows:

In Line 2, immediately after “…herein set forth,“  insert the wording “the property containing”.

In Line 4, delete all of paragraph beginning with “   included in the”.

Further add additional statement as follows:  Refer to attached “Exhibit A” as reference to the property boundaries included within this amended lease agreement.

Section 3.  TERM:  The term of the Separ Lease is hereby amended to now expire on January 31, 2022, unless terminated sooner as herein provided.

Section 4.   RENT:  Section 4 shall be replaced, in its entirety with the following:

 “Lessee shall pay rent at the rate of Nine Hundred Dollars ($900) per month, payable to Lessor, in advance, on the first day of each month during the term of the lease.”

Section 5.  USE AND SURRENDER:  Section 5 shall be deleted and replaced with:

“Lessee shall have the right to enjoy the exclusive use of the Premises during the term of this Lease, for whatever legal use the Lessee so desires, so long as that use is not for an activity that, because of Lessor’s ownership of the Premises, would reflect negatively on the reputation or public perception of Lessor, and so long as such activity is not intended to replace or compete with the current business activities of Lessee pertinent to the CD Lease (Lessee’s Activities).

Lessor and Lessee agree that Lessor is the owner of the personal property, buildings and fuel storage and transport or dispensing facilities that currently exist at the Premises (Lessor’s Items).  Lessee agrees to allow Lessor to continue to store Lessor’s Items at the Premises, free of charge, and Lessor agrees to be responsible for any maintenance, security or liabilities related to Lessor’s Items.  Lessee, subject to exceptions noted elsewhere in the Lease, will not use any of Lessor’s Items for Lessee’s Activities without the prior written authorization of Lessor.  Lessor may remove any of Lessor’s Items from the Premises at any time, and Lessor shall not bring any additional items to the Premises without the express written consent of Lessee.

Lessee, for use in the conduct of Lessee’s Activities, may construct and install improvements on the Premises, so long as the location and condition of the improvements does not interfere with Lessor’s ability to access, inspect and/or remove any of Lessor’s Items.  Any such improvements shall remain the property of Lessee and Lessee shall be responsible for any ad valorum taxes on such items during the term of this Separ Lease.

Lessee agrees to keep the Premises reasonably clean of trash and clutter and Lessee agrees to notify Lessor of any security or safety issues that Lessee observes relative to Lessor’s Items on the Premises.”

Section 7   TAXES:   Section 7 shall be deleted and replaced with:

“Lessee shall pay all ad valorem taxes pertinent to the Premises, including those related to currently existing Lessor’s Items.  Lessor agrees to, immediately after receipt, provide Lessee with a copy of any assessment and tax notices pertinent to the Premises, and Lessor hereby grants Lessee, as the responsible party, the right to protest, on Lessor’s behalf, any unreasonable changes to the assessed value of any items pertinent to this section.  Lessor will assist Lessee as necessary with the filing of any documents or forms as may be required to complete the protest process.”

Section 8   MAINTENANCE:  Section 8 shall be deleted and replaced with:

“Lessee agrees to maintain the Premises in proper useful condition and to keep the Premises reasonably clear of trash and clutter and to properly secure and maintain any utility services that may be installed or used in conjunction with Lessee’s Activities.  Lessee will not be responsible for maintenance or security of any of Lessor’s Items, including, but not limited to the fuel storage, transportation or dispensing facilities.”

Section 9   INSURANCE:  This section shall be modified as follows:

In Line 3-immediately after the phrase “…or property resulting form acts or omissions”, insert the phrase “caused by, or the result of actions of Lessee, its employees or agents.”

In Line 8 (the last line in the section) – Delete the rest of the sentence after “…coverage on Lessee’s contents” and insert “Lessor agrees to insure Lessor’s Items and to indemnify and save Lessee harmless from any and all claims, loss, demands and liability for damage to persons or property resulting from events pertinent to the existence of Lessor’s Items or acts or omissions caused by, or the result of actions of Lessor, its employees or agents.”

Section 11  POLLUTION OF PREMISES:  Lessor and Lessee agree that Lessee has not used any of the fuel storage, transportation or dispensing facilities during the term of the Separ Lease to date and will not use any such facilities during the remaining term.  The Parties, therefore, agree to amend this section 11 as follows:

In paragraph 3, Line 3, at the end of the first sentence of the third paragraph, immediately after the wording “…be brought into compliance by Lessor”,  insert  “or properly removed from service by Lessor.”  The remainder of that third paragraph, after the inserted phrase, shall be deleted.

Section 12 COMPETITION:  Lessee and Lessor agree that Lessee shall have exclusive use of the Premises, subject to the conditions imposed by the Lease as modified by this Amendment 1, and therefore the majority of Section 12 is not applicable.  Therefore the entire Section 12, except for the last sentence, shall be deleted, leaving only the phrase “Lessor agrees that all fuel sales on the interchange will be made only by Lessee.”

Section 13  SUPPLY OF FUEL:  Lessee and Lessor agree that, because of Lessee’s exclusive use of the Premises and the conditions and restrictions on Lessee’s Activities imposed by this Amendment 1, there will not be fuel sales on the Premises, therefore Section 13 is not applicable and shall be deleted in its entirety and replaced with the phrase “Section 13 no longer applicable”.

Section 17 EMINENT DOMAIN:  This section shall be modified as follows:

Add, at the end of Section 17, the sentence:  “Any termination of this lease caused by events discussed in this Section 17, shall not cause the automatic cancellation of the CD Lease.”

Section 20.   NOTICES:  This section shall be amended as follows:

In Line 4, immediately after the phrase “…if notice is given by mail”, delete the wording through “…the manner set forth herein” and insert the phrase “then said notice shall be deemed given at the date and time acknowledged by the properly completed Return Receipt Requested form”.

The notification information for Lessee shall be changed to:  “Bowlin Travel Centers Inc, 150 Louisiana NE, Albuquerque, NM  87108”

Section 24:   Insert  Section 24  Cancellation:   Lessee may, at Lessee’s option, cancel the Separ Lease at the end of any calendar year, after having given Lessor at least 30 days prior written notice of Lessee’s intention to cancel.  This Separ Lease may not be terminated without also terminating the CD Lease as of the same date and time, except if such cancellation is caused by, or the result of, events specified in Section 17 above.  Expiration of this Separ Lease shall have no affect on the CD Lease and shall not cause any cancellation of the CD Lease.

Section 25: Insert Section 25.  FIRST-RIGHT-OF-REFUSAL:  Lessor and Lessee agree that, subject to Justin Kipp’s exception noted in the latter portion of this paragraph, Lessee shall have the option to match, on the same terms and conditions, any bonafide offer that Lessor may receive for the sale of all, or any portion, of the Premises.  If any such offer is received by Lessor, and not matched by Justin Kipp as specified below, Lessor shall provide Lessee with written notice and details of the offer.   Lessee will then have Twenty (20) business days after having received such notice to provide a written response to Lessor noting Lessee’s intent to exercise their option to purchase the Premises on the specified terms and conditions.  If Lessee fails to provide the timely notice of their intent to exercise this option, Lessor is free to accept the original offer.  Lessee’s failure to exercise any option available under this Section pertains only to that specific offer and is not a waiver of the option for any future offers.  Lessee’s First-Right-Of-Refusal shall continue for all future offers to purchase any portion of the Premises, that may be received by Lessor or successors to Lessor.  Lessee acknowledges that Justin Kipp has previously been given a verbal First-Right-Of-Refusal for purchase of the Premises, and that Lessee’s rights and options as noted above shall be exercisable only when Justin Kipp does not properly exercise his right to match a bonafide offer within 30 days after having been given notice of the offer.

If any ownership transfer of the Premises becomes eminent because of possible bankruptcy proceedings or because an entity may exercise it’s collateral rights to the Premises, Lessor shall, prior to initiation of any legal actions, notify Lessee of such potential actions and Lessee shall then have the right to take ownership of the property, in the case of bankruptcy, by purchasing the Premises from Lessor at the then fair market price; or in the case where an entity may attempt to exercise collateral rights, by Lessee satisfying the debt owed to the secured party.

Section 26:  Insert Section 26:  BINDING EFFECT:  This agreement shall be binding on all heirs, successors and assigns of the Parties.

All provisions, terms and conditions of the Lease, as subsequently amended, which are not specifically modified by this Amendment 1, shall remain in full force and effect.

Accepted and agreed to, this    23    day of       January      , 2008:

Lessor:	Lessee:

/s/ Rex Kipp, Jr.	/s/ Kit Johnson
Rex Kipp, Jr.	Kit Johnson, Director of Operations
for Ernest J. Short & Son, Inc.	for Bowlin Travel Centers Inc.

Signature Date: 1/23/08	Signature Date: 1/23/08